CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Performance Leveraged Upside Securities due 2010	$3,000,000	$117.90

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 559 to
Amendment No. 1 to PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated July 24, 2007	Dated March 13, 2008
Rule 424(b)(2)
$3,000,000
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

PLUS due March 26, 2010
Based on the Performance of a Basket of Six Stocks
Performance Leveraged Upside SecuritiesSM
(“PLUSSM”)
Unlike ordinary debt securities, the PLUS do not pay interest and do not guarantee any return of principal at maturity.  Instead, at maturity, you will receive for each $10 stated principal amount of PLUS that you hold an amount in cash based upon the value of an equally-weighted basket of common stock of the following six issuers: Adobe Systems Incorporated, Apple Inc., The Goldman Sachs Group, Inc., The Home Depot, Inc., KB Home and Research in Motion Limited.  We refer to the common stock of each basket issuer as a basket stock and collectively as the basket stocks.
•	The principal amount and issue price of each PLUS is $10.
•	We will not pay interest on the PLUS.
•
At maturity, if the final basket value is greater than the initial basket value, you will receive for each $10 principal amount of PLUS that you hold a payment equal to $10 plus the leveraged upside payment, which is equal to $10 multiplied by 200% of the percent increase in the value of the basket, subject to a maximum total payment at maturity, which is $14.80, or 148% of the issue price.

•
If the final basket value is less than or equal to the initial basket value, you will receive for each $10 principal amount of PLUS that you hold a payment at maturity equal to $10 multiplied by the basket performance factor, which will be less than or equal to 1.0.

º	The percent increase in the value of the basket will be equal to (i) the final basket value minus the initial basket value divided by (ii) the initial basket value.
º	The basket performance factor will be equal to (i) the final basket value divided by (ii) the initial basket value.
º
At the initial offering of the PLUS, the basket is equally weighted and the initial basket value is $10.  The fractional amount of each basket stock included in the basket is set at a multiplier, as set forth in this pricing supplement, based on the initial weighting and the price of each basket stock on March 13, 2008, the day we priced the PLUS for initial sale to the public.  The multiplier for each basket stock will remain constant for the term of the PLUS unless adjusted for certain corporate events relating to the issuer of that basket stock.

º	The final basket value equals the sum of the products of (i) the final share price for each basket stock and (ii) the multiplier for such basket stock.
º	The final share price for each basket stock equals the closing price of such stock on March 24, 2010, which we refer to as the basket valuation date.
º	Investing in the PLUS is not equivalent to investing in the basket or its component stocks.
•	The issuers of the basket stocks are not involved in this offering of PLUS in any way and will have no obligation of any kind with respect to the PLUS.
•	The PLUS will not be listed on any securities exchange.
•	The CUSIP number for the PLUS is 61747W273.
You should read the more detailed description of the PLUS in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of PLUS.”
The PLUS are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-8.

PRICE $10 PER PLUS

	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per PLUS	$10	$0.15	$9.85
Total	$3,000,000	$45,000	$2,955,000
  (1) For additional information see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the PLUS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the PLUS, see the section of this pricing supplement called “Description of PLUS—Supplemental Information Concerning Plan of Distribution.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the PLUS to the public in Hong Kong as the PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The agent and each dealer represent and agree that they will not offer or sell the PLUS nor make the PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)  otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the PLUSSM we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The PLUS offered are medium-term debt securities of Morgan Stanley.  The return on the PLUS at maturity is based on the value of the basket stocks.

“Performance Leveraged Upside Securities” and “PLUS” are our service marks.

Each PLUS costs $10
We, Morgan Stanley, are offering Performance Leveraged Upside SecuritiesSM due March 26, 2010, Based on the Performance of a Basket of Six Stocks, which we refer to as the PLUS.  The principal amount and issue price of each PLUS is $10, which is equal to the value of the basket of shares on March 13, 2008, the day we priced the PLUS for initial sale to the public, which we refer to as the pricing date.

We refer to the common stock of the following six companies as the basket stocks:  Adobe Systems Incorporated (“Adobe”), Apple Inc. (“Apple”), The Goldman Sachs Group, Inc. (“Goldman Sachs”), The Home Depot, Inc. (“Home Depot”), KB Home and Research in Motion Limited (“Research in Motion”).

The original issue price of the PLUS includes the agent’s commissions paid with respect to the PLUS and the cost of hedging our obligations under the PLUS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the PLUS includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the PLUS.  See “Risk Factors—The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of PLUS—Use of Proceeds and Hedging.”

No guaranteed return of principal; no interest
Unlike ordinary debt securities, the PLUS do not pay interest and do not guarantee any return of principal at maturity.  If the value of the basket on the basket valuation date, which we refer to as the final basket value, is less than the initial value of the basket, which we refer to as the initial basket value, we will pay to you an amount in cash per PLUS that is less than the $10 issue price of each PLUS by an amount proportionate to the decrease in the value of the basket.

The initial basket value equals $10
At the initial offering of the PLUS, the basket is equally weighted, and the initial basket value is $10.  The fractional amount of each basket stock included in the basket is set at a multiplier calculated so that each basket stock represents $1.667 of the initial basket value, based on the prices of the basket stocks on the pricing date.  The multiplier for any basket stock will remain constant for the term of the PLUS unless adjusted for certain corporate events relating to the issuer of that basket stock.  See “Basket stocks” below.

Payment at maturity	At maturity, you will receive for each $10 principal amount of PLUS that you hold an amount in cash based upon the final basket value, determined as follows:
• If the final basket value is greater than the initial basket value, you will receive for each $10 principal amount of PLUS that you hold a payment at maturity equal to:

$10 + leveraged upside payment,

subject to a maximum total payment at maturity of $14.80, or 148% of the issue price,

where,

leveraged upside payment = ($10 x 200% x basket percent increase)

and

basket performance factor	=	final basket value − initial basket value
initial basket value

• If the final basket value is less than or equal to the initial basket value, you will receive for each $10 principal amount of PLUS that you hold a payment at maturity equal to:

$10 x basket performance factor

where,

basket performance factor	=	final basket value
initial basket value

Because the basket performance factor will be less than or equal to 1.0, this payment will be less than or equal to $10.

On PS-7, we have provided a graph titled “Hypothetical Payouts on the PLUS at Maturity,” which illustrates the performance of the PLUS at maturity assuming a range of hypothetical percentage changes in the basket.  The graph does not show every situation that may occur.

You can review the historical prices of each basket stock and a graph of historical basket values (based on the actual multipliers that would have applied had the basket been set on January 3, 2005) in the section of this pricing supplement called “Description of PLUS—Historical Information.”

The final basket value will be based on the values of the basket stocks on the basket valuation date.  The scheduled basket valuation date is March 24, 2010.  If, however, the scheduled basket valuation date is not a  trading day, the basket valuation date will be postponed to the next trading day.  In addition, if a market disruption event occurs on the basket valuation date with respect to any basket stock, the basket valuation date will be postponed, only with respect to the affected basket stock, to the next trading day on which no market disruption event occurs with respect to that basket stock.  If due to a market disruption event or otherwise, any basket valuation date occurs on or after March 25, 2010, the maturity date will be postponed until the third trading day following the final basket valuation date with respect to any basket stock.  See the section of this pricing supplement called “Description of PLUS—Maturity Date.”

Investing in the PLUS is not equivalent to investing in the basket or any of its component stocks.

Your return on the PLUS is limited by the maximum payment at maturity
The return investors realize on the PLUS is limited by the maximum payment at maturity.  The maximum payment at maturity of each PLUS is $14.80, or 148% of the issue price.  Because you will not receive more than the maximum payment at maturity, the effect of the leveraged upside payment will be reduced as the final basket value exceeds 124% of the initial basket value.  See “Hypothetical Payouts on the PLUS at Maturity” on PS-7.

Basket stocks
The basket is composed of the common stocks of six companies: Adobe, Apple, Goldman Sachs, Home Depot, KB Home and Research in Motion.  The following table sets forth the ticker symbol for each basket stock, the exchange on which each basket stock is listed, the percentage of the initial basket value represented by the shares of each basket stock contained in the basket, the multiplier for each basket stock, the initial price of each basket stock used to calculate its multiplier and the value of the fractional share of each basket stock contained in the basket:

Issuer of Basket Stock	Ticker Symbol	Exchange	Percentage of Initial Basket Value	Multiplier	Initial Price of Basket Stock	Initial Value per Basket Stock
Adobe Systems Incorporated	ADBE	NASDAQ	16.6667%	0.050505152	$33.00	$1.667
Apple Inc.	AAPL	NASDAQ	16.6667%	0.013407369	$124.31	$1.667
The Goldman Sachs Group, Inc.	GS	NYSE	16.6667%	0.010465746	$159.25	$1.667
The Home Depot, Inc.	HD	NYSE	16.6667%	0.064599612	$25.80	$1.667
KB Home	KBH	NYSE	16.6667%	0.074305395	$22.43	$1.667
Research in Motion Limited	RIMM	NASDAQ	16.6667%	0.016750452	$99.50	$1.667

The multiplier for each basket stock will be a fraction of a share calculated so that each basket stock represents $1.667, or one-sixth, of the $10 initial basket value based on the prices of the basket stocks on the pricing date.

The multiplier for each basket stock will remain constant for the term of the PLUS unless adjusted for certain corporate events relating to the issuer of that basket stock.  See the section of this pricing supplement called “Description of PLUS—Adjustments to the Multipliers.”

The PLUS may come to be based on the value of the common stock of companies other than Adobe, Apple, Goldman Sachs, Home Depot, KB Home and Research in Motion
Following certain corporate events relating to a basket stock, such as a stock-for-stock merger where the basket stock is not the surviving entity, you will receive at maturity an amount based on the closing price of the common stock of a successor corporation to the issuer of the basket stock.  Following certain other corporate events relating to a basket stock, such as a merger event where holders of the basket stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to such basket stock, you will receive at maturity an amount based on the closing price of the common stocks of three companies in the same industry group as Adobe, Apple, Goldman Sachs, Home Depot, KB Home and Research in Motion in lieu of, or in addition to, such basket stock, as applicable.  We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called “Description of PLUS—Adjustments to the Multipliers.”  You should read this section in order to understand these and other adjustments that may be made to your PLUS.

The PLUS are subject to currency exchange rate risk
The common shares of one of the basket stocks, Research in Motion, are quoted and traded in U.S. dollars on the NASDAQ Stock Market LLC (the “NASDAQ”) and in Canadian dollars on the Toronto Stock Exchange.  The PLUS are linked to the common shares quoted and traded in U.S. dollars on the NASDAQ, which may trade differently from the common shares quoted and traded in Canadian dollars on the Toronto Stock Exchange.  In addition, fluctuations in the exchange rate between the Canadian dollar and the U.S. dollar will likely affect the relative value of the common shares in the two different currencies and, as a result, will likely affect the market price of the common shares trading on the NASDAQ.  These trading differences and currency exchange fluctuations may affect the market value of the PLUS.

MS & Co. will be the Calculation Agent
We have appointed our affiliate, MS & Co., to act as calculation agent for The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.), the trustee for our senior PLUS.  As calculation agent, MS & Co. will determine the initial price of each basket stock, the initial basket value, the final basket value, the basket percent increase, the payment to you at maturity and determine what. If any, adjustments should be made to the multipliers to reflect certain corporate and other events affect the basket stocks and whether a market disruption event has occurred.

Where you can find more information on the PLUS
The PLUS are senior notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated July 24, 2007 and prospectus dated January 25, 2006.  We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes—Fixed Rate Notes” and “—Exchangeable Notes” and in the section of the prospectus called “Description of Securities.”

Because this is a summary, it does not contain all of the information that may be important to you.  For a detailed description of the terms of the PLUS, you should read the “Description of PLUS” section in this pricing supplement.  You should also read about some of the risks involved in investing in PLUS in the section called “Risk Factors.”  The tax treatment of investments in equity-linked notes such as these may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of PLUS—United States Federal Income Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the PLUS.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE PLUS AT MATURITY

For each PLUS, the following graph illustrates the payout on the PLUS at maturity for a range of hypothetical final basket values.  The PLUS Zone illustrates the leveraging effect of the payment of the leveraged upside payment taking into account the maximum payment at maturity.  The graph is based on the following terms:

•	Issue Price per PLUS: $10.00

•	Initial Basket Value: $10.00

•	Leverage Percentage: 200%

•	Maximum Payment at Maturity: $14.80 (148% of the Issue Price)

Where the final basket value is greater than the initial basket value, the payouts on the PLUS at maturity reflected in the graph below are equal to $10 plus the leveraged upside payment, subject to the maximum payment at maturity.  Where the final basket value is less than or equal to the initial basket value, the payouts on the PLUS at maturity reflected in the graph below are equal to $10 multiplied by the basket performance factor.

Because you will not receive more than the maximum payment at maturity, you will realize the maximum leveraged upside payment at a final basket value of 124% of the initial basket value, or $12.40.  In addition, you will not share in the performance of the basket at final basket values above 148% of the initial basket value, or $14.80.

RISK FACTORS

The PLUS are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the PLUS do not pay interest or guarantee any return of principal at maturity.  The return investors realize on the PLUS is limited by the maximum payment at maturity.  This section describes the most significant risks relating to the PLUS.  You should carefully consider whether the PLUS are suited to your particular circumstances before you decide to purchase them.

PLUS do not pay interest or guarantee return of principal
The terms of the PLUS differ from those of ordinary debt securities in that we will not pay you interest on the PLUS or guarantee to pay you the principal amount of the PLUS at maturity.  Instead, at maturity you will receive for each $10 principal amount of PLUS that you hold an amount in cash based upon the final basket value.  If the final basket value is greater than the initial basket value, you will receive an amount in cash equal to $10 plus the leveraged upside payment, subject to a maximum total payment at maturity, which is $14.80, or 148% of the issue price.    If the final basket value is less than the initial basket value, you will lose money on your investment; you will receive an amount in cash that is less than the $10 issue price of each PLUS by an amount proportionate to the decrease in the value of the basket.  See “Hypothetical Payouts on the PLUS at Maturity” on PS–7.

Your appreciation potential is limited
The appreciation potential of the PLUS is limited by the maximum payment at maturity of $14.80, or 148% of the issue price.  As a result, you will not share in any appreciation of the basket above 148% of the value of the basket on the pricing date.  In addition, because you will not receive more than the maximum payment at maturity, the effect of the leveraged upside payment will be reduced as the final basket value exceeds 124% of the initial basket value.  See “Hypothetical Payouts on the PLUS at Maturity” on PS–7.

The PLUS will not be listed and secondary trading may be limited
The PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the PLUS.  MS & Co. currently intends to act as a market maker for the PLUS but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily.  Because we do not expect that other market makers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the PLUS.  Because it is not possible to predict whether the market for the PLUS will be liquid or illiquid, you should be willing to hold your PLUS to maturity.

Market price of the PLUS may be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including:

•      the market price and relative performance of each of the basket stocks at any time and, in particular, on the basked valuation date;

• the volatility (frequency and magnitude of changes in price) of each of the basket stocks;

• interest and yield rates in the market;

• the dividend rate on each of the basket stocks, if any;

• geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket stocks or stock markets generally and which may affect the final basket value;

• the time remaining until the PLUS mature;

• our creditworthiness; and

• the occurrence of certain events affecting a particular basket stock that may or may not require an adjustment to its multiplier or to the basket.

Some or all of these factors will influence the price that you will receive if you sell your PLUS prior to maturity.  For example, you may have to sell your PLUS at a substantial discount from the issue price if the basket value is at or below the initial basket value.

The inclusion of commission and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging our obligations under the PLUS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Changes in the value of one or more of the basket stocks may offset each other
Price movements in the basket stocks may not correlate with each other.  At a time when the value of one basket stock increases, the value of any other basket stock may not increase as much or may even decline in value.  Therefore, in calculating the basket value on the basket valuation date, increases in the value of one basket stock may be moderated, or wholly offset, by lesser increases or declines in the value of any other basket stock.  You can review the historical prices of each of the basket stocks, as well as a graph of historical basket values, for each calendar quarter in the period from January 1, 2005 through March 13, 2008 in the sections of this pricing supplement called “Description of PLUS—Historical Information.”  You cannot predict the future performance of any of the basket stocks or of the basket as a whole, or whether increases in the prices of any of the basket stocks will be offset by decreases in the prices of other basket stocks, based on historical performance.  In addition, there can be no assurance that the final basket value will be higher than $10 so that you will receive at maturity an amount in excess of the principal amount of the PLUS.  Nor can there be any assurance that the value of the basket will not increase beyond 148% of the initial basket value, in which case you will only receive the maximum payment at maturity.  You will no longer share in the performance of the basket at basket values above 148% of the initial basket value.

The PLUS are subject to currency exchange rate risk
The common shares of one of the basket stocks, Research in Motion, are quoted and traded in U.S. dollars on the NASDAQ Stock Market LLC (the “NASDAQ”) and in Canadian dollars on the Toronto Stock Exchange.  The PLUS are linked to the common shares quoted and traded in U.S. dollars on the NASDAQ, which may trade differently from the common shares quoted and traded in Canadian dollars on the Toronto Stock Exchange.  In addition, fluctuations in the exchange rate between the Canadian dollar and the U.S. dollar will likely affect the relative value of the common shares in the two different currencies and, as a result, will likely affect the market price of the common shares trading on the NASDAQ.  These trading differences and currency exchange fluctuations may affect the market value of the PLUS.

Basket stock prices are volatile
The trading prices of common stocks can be volatile.  Fluctuations in the trading prices of the basket stocks may result in a significant disparity between the value of the basket stocks on any or all of the basket valuation date and the overall performance of the basket stocks over the term of the PLUS.

Morgan Stanley is not affiliated with the issuers of the basket stocks
We are not affiliated with any of the issuers of the basket stocks and the issuers of the basket stocks are not involved with this offering in any way.  Consequently, we have no ability to control the actions of the issuers of the basket stocks, including any corporate actions of the type that would require the calculation agent to adjust the multipliers of the basket stocks.  The issuers of the basket stocks have no obligation to consider your interests as an investor in the PLUS in taking any corporate actions that might affect the value of your PLUS.  None of the money you pay for the PLUS will go to the issuers of the basket stocks.

Morgan Stanley may engage in business with or involving one or more of the issuers of the basket stocks without regard to your interests
We or our affiliates may presently or from time to time engage in business with one or more of the issuers of the basket stocks without regard to your interests, including extending loans to, or making equity investments in, one or more of the issuers of the basket stocks or their affiliates or subsidiaries or providing advisory services to one or more of the issuers of the basket stocks, such as merger and acquisition advisory services.  In the course of our business, we or our affiliates may acquire non-public information about one or more of the issuers of the basket stocks.  Neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the basket stocks.  These research reports may or may not recommend that investors buy or hold the basket stocks. The basket was compiled independently of any research recommendations and may not be consistent with such recommendations.  Furthermore, the composition of the basket will not be affected by any change that we or our affiliates may make in our recommendations or decisions to begin or discontinue coverage of any of the issuers of the basket stocks in our research reports.

You have no shareholder rights
Investing in the PLUS is not equivalent to investing in the basket stocks.  As an investor in the PLUS, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to the basket stocks.

The PLUS may come to be based on the value of the common stock of companies other than Adobe, Apple, Goldman Sachs, Home Depot, KB Home and Research in Motion
Following certain corporate events relating to any basket stock, such as a merger event where holders of such basket stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to such basket stock, the stock prices used to calculate your return on the PLUS will be based on the common stock of three companies in the same industry group as the affected basket stock in lieu of, or in addition to, such basket stock.  Following certain other corporate events, such as a stock-for-stock merger where the issuer of a basket stock is not the surviving entity, the stock prices used to calculate your return on the PLUS may be based on the common stock of a successor corporation to the issuer.  We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called “Description of PLUS—Adjustments to the Multipliers.”  The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the PLUS.

The adjustments to the multipliers the calculation agent is required to make do not cover every corporate event that can affect the basket stocks
MS & Co., as calculation agent, will adjust the multiplier for a basket stock for certain events affecting the basket stock, such as stock splits and stock dividends, and certain other corporate actions involving the issuer of the basket stock, such as mergers.  However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the basket stocks.  For example, the calculation agent is not required to make any adjustments if the issuer of a basket stock or anyone else makes a partial tender or partial exchange offer for that basket stock.  If an event occurs that does not require the calculation agent to adjust the multiplier, the market price of the PLUS may be materially and adversely affected.  The determination by the calculation agent to adjust, or not to adjust, the multiplier may materially and adversely affect the market price of the PLUS.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests
The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the PLUS.

As calculation agent, MS & Co. will calculate the final basket value and determine what adjustments should be made, if any, to the multiplier for each basket stock to reflect certain corporate and other events and whether a market disruption event has occurred.  Determinations made by MS & Co., in its capacity as calculation agent, including adjustments to the multipliers, may affect the payout to you at maturity.  See the sections of this pricing supplement called “Description of PLUS—Market Disruption Event” and “—Adjustments to the Multipliers.”

Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the PLUS
MS & Co. and other affiliates of ours have carried out, and will continue to carry out, hedging activities related to the PLUS, including trading in the basket stocks and in options contracts on the basket stocks.  MS & Co. and some of our other subsidiaries also trade the basket stocks and other financial instruments related to the basket stocks on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the day we priced the PLUS for initial sale to the public could have increased the prices of the basket stocks and, therefore, the prices at which the basket stocks must close on the basket valuation date before you receive a payment at maturity that exceeds the principal amount of the PLUS.  Additionally, such hedging or trading activities during the valuation period at maturity of the PLUS could potentially affect the value of the basket stocks on the basket valuation date and, therefore, the amount of cash you will receive at maturity.

The U.S. federal income tax consequences of an investment in the PLUS are uncertain under current law and changes in law could have adverse tax consequences for investors.
You should also consider the U.S. federal income tax consequences of investing in the PLUS.  Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of investing in the PLUS supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this pricing supplement, a PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the PLUS, the timing and character of income on the PLUS might differ significantly.  We do not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments and the issues presented by this notice.

Both U.S. and non-U.S. investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the PLUS as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF PLUS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “PLUS” refers to each $10 principal amount of our PLUS due March 26, 2010, Based on the Performance of a Basket of Stocks.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$3,000,000
Original Issue Date (Settlement Date)	March 20, 2008
Pricing Date	March 13, 2008
Maturity Date	March 26, 2010, subject to extension in accordance with the following paragraph in the event of a Market Disruption Event on any Basket Valuation Date.

If, due to a Market Disruption Event with respect to a Basket Stock or otherwise, any Basket Valuation Date occurs on or after March 25, 2010, the Maturity Date will be the second scheduled Trading Day following the final Basket Valuation Date as postponed.  See “—Basket Valuation Date” below.

Issue Price	$10 per PLUS
Denominations	$10 and integral multiples thereof
CUSIP Number	61747W273
Interest Rate	None
Specified Currency	U.S. dollars
Payment at Maturity
At maturity, upon delivery of the PLUS to the Trustee, we will pay with respect to the $10 principal amount of each PLUS an amount in cash equal to (i) if the Final Basket Value is greater than the Initial Basket Value, the lesser of (a) $10 plus the Leveraged Upside Payment and (b) the Maximum Payment at Maturity or (ii) if the Final Basket Value is less than or equal to the Initial Basket Value, $10 times the Basket Performance Factor.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depositary Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $10 principal amount of each PLUS, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the PLUS to the Trustee for delivery to DTC, as holder of the PLUS, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book Entry Note or Certificated Note” below, and see “The Depositary” in the accompanying prospectus supplement.

Leveraged Upside Payment	The product of (i) $10 and (ii) 200% and (iii) the Basket Percent Increase.
Maximum Payment at Maturity	$14.80 per PLUS.
Basket Stocks
The Basket Stocks are the common stocks of the six issuers set forth in the table below.  The table also indicates the Bloomberg ticker symbol for each Basket Stock, the securities exchange on which each Basket Stock is listed, the percentage of the Initial Basket Value represented by the shares of each Basket Stock contained in the Basket, the Multiplier with respect to each Basket Stock, the initial price of each Basket Stock used to calculate its Multiplier and the value of the fractional share of each Basket Stock contained in the Basket.

Issuer of Basket Stock	Ticker Symbol	Exchange	Percentage of Initial Basket Value	Multiplier	Initial Price of Basket Stock	Initial Value per Basket Stock
Adobe Systems Incorporated	ADBE	NASDAQ	16.667%	0.050505152	$33.00	$1.667
Apple Inc.	AAPL	NASDAQ	16.667%	0.013407369	$124.31	$1.667
The Goldman Sachs Group, Inc.	GS	NYSE	16.667%	0.010465746	$159.25	$1.667
The Home Depot, Inc.	HD	NYSE	16.667%	0.064599612	$25.80	$1.667
KB Home	KBH	NYSE	16.667%	0.074305395	$22.43	$1.667
Research in Motion Limited	RIMM	NASDAQ	16.667%	0.016750452	$99.50	$1.667

Basket
The Basket is initially composed of the common stock of six companies, and consists of a number of shares of each Basket Stock equal to the Multiplier with respect to such Basket Stock. On the Pricing Date, the Multiplier for each Basket Stock was calculated so that the Basket Stocks are equally weighted based on the price of each Basket Stock.

Multiplier
The Multiplier for each Basket Stock is set forth in the table under “—Basket Stocks” above and will remain constant for the term of the PLUS, subject to adjustment for certain corporate and other events relating to the issuer of that Basket Stock and for adjustments relating to the Basket.  See “—Adjustments to the Multipliers” below.

Basket Percent Increase	A fraction, the numerator of which is the Final Basket Value minus the Initial Basket Value and the denominator of which is the Initial Basket Value.
Basket Performance Factor	A fraction, the numerator of which is the Final Basket Value and the denominator of which is the Initial Basket Value.
Final Basket Value	The Basket Value on the Basket Valuation Date.
Basket Valuation Date
March 24, 2010.  If, however, the scheduled Basket Valuation Date is not a Trading Day, the Basket Valuation Date will be postponed to the next Trading Day.  In addition, if a Market Disruption Event occurs on the scheduled Basket Valuation Date with respect to any Basket Stock, the Basket Valuation Date will be postponed, only with respect to the affected Basket Stock, to the next Trading Day on which no Market Disruption Event occurs with respect to that Basket Stock.  If a Market Disruption Event occurs with respect to any

Basket Stock on each of the three Trading Days following the scheduled Basket Valuation Date, then the third Trading Day following the scheduled Basket Valuation Date will be the Basket Valuation Date with respect to that Basket Stock notwithstanding such Market Disruption Event.  If due to a Market Disruption Event or otherwise, any Basket Valuation Date occurs on or after March 25, 2010, the Maturity Date will be postponed until the second Trading Day following the final Basket Valuation Date.  See “—Maturity Date” above.

Initial Basket Value	$10
Basket Value	The Basket Value on any date equals the sum of the products of the Closing Price and the Multiplier for each Basket Stock, each determined as of such date by the Calculation Agent.
Closing Price	The Closing Price for one share of a Basket Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day means:

(i)    if such Basket Stock (or any such other security) is listed or admitted to trading on a national securities exchange (other than The NASDAQ Stock Market LLC (the “NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which such Basket Stock (or any such other security) is listed or admitted to trading,

(ii) if such Basket Stock (or any such other security) is a security of the NASDAQ, the official closing price published by the NASDAQ on such day, or

(iii)  if such Basket Stock (or any such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the National Association of Securities Dealers, Inc. (the “NASD”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If such Basket Stock (or any such other security) is listed or admitted to trading on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of such Basket Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on such day.  If a Market Disruption Event (as defined below) occurs with respect to a Basket Stock (or any such other security) or the last reported sale price or the official closing price published by the NASDAQ, as applicable, for such Basket Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for such Basket Stock (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of Morgan Stanley & Co. Incorporated and its successors (“MS & Co.”) or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  The term “OTC Bulletin Board Service” will include any successor service thereto.  See “—Adjustments to the Multipliers” below.

Trading Day
A day, as determined by the Calculation Agent, on which trading is generally conducted on the NYSE, the AMEX, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or Certificated Note
Book Entry.  The PLUS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the PLUS.  Your beneficial interest in the PLUS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the PLUS, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Form of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior
Trustee	The Bank of New York, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A.)
Agent	MS & Co.
Calculation Agent	MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the PLUS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Basket Value, what adjustments should be made, if any, to the Multiplier with respect to a Basket Stock or whether a Market Disruption Event has occurred.  See “—Market Disruption Event” and “—Adjustments to the Multipliers” below.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	“Market Disruption Event” means, with respect to any Basket Stock:

(i)  the occurrence or existence of a suspension, absence or material limitation of trading of such Basket Stock on the primary market for such Basket Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for such Basket Stock as a result of which the reported trading prices for such Basket Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to such Basket Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii)  a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position in such Basket Stock with respect to the PLUS.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures options contract or exchange traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in options contracts on any Basket Stock by the primary securities market trading in such options, if available, by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to such Basket Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to any Basket Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Relevant Exchange	Relevant Exchange means the primary exchange or market of trading for any security (or combination thereof) then included in the Basket.
Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the PLUS shall have occurred and be continuing, the amount declared due and payable per PLUS upon any acceleration of the PLUS (an “Event of Default Acceleration”) shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated as though the Basket Value for any Basket Valuation Date scheduled to occur on or after such date of acceleration were the Basket Value on the date of acceleration.

If the maturity of the PLUS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the PLUS as promptly as possible and in no event later than two Business Days after the date of acceleration.

Adjustments to the Multipliers	The Multiplier with respect to a Basket Stock will be adjusted as follows:

1.  If a Basket Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Multiplier for such Basket Stock will be adjusted to equal the product of the prior Multiplier for such Basket Stock and the number of shares issued in such stock split or reverse stock split with respect to one share of such Basket Stock.

2.  If a Basket Stock is subject (i) to a stock dividend (issuance of additional shares of such Basket Stock) that is given ratably to all holders of shares of such Basket Stock or (ii) to a distribution of such Basket Stock as a result of the triggering of any provision of the corporate charter of the issuer of such Basket Stock, then once the dividend has become effective and such Basket Stock is trading ex-dividend, the Multiplier for such Basket Stock will be adjusted so that the new Multiplier for such Basket Stock will equal the prior Multiplier for such Basket Stock plus the product of (i) the number of shares issued with respect to one share of such Basket Stock and (ii) the prior Multiplier for such Basket Stock.

3.  If the issuer of a Basket Stock issues rights or warrants to all holders of a Basket Stock to subscribe for or purchase such Basket Stock at an exercise price per share less than the Closing Price of such Basket Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the PLUS, then the Multiplier for such Basket Stock will be adjusted to equal the product of the prior Multiplier for such Basket Stock and a fraction, the numerator of which shall be the number of shares of such Basket Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Basket Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of such Basket Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Basket Stock which the aggregate offering price of the total number of shares of such Basket Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Closing Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Closing Price.

4.  There will be no adjustments to the Multiplier for any Basket Stock to reflect cash dividends or other distributions paid with respect to the Basket Stock other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of paragraph 5 below and Extraordinary Dividends. “Extraordinary Dividend” means each of (a) the full amount per share of a Basket Stock of any cash dividend or special dividend or distribution that is identified by the issuer of a Basket Stock as an extraordinary or special dividend or distribution, (b) the excess of any cash dividend or other cash distribution (that is not otherwise identified by the issuer of a Basket Stock as an extraordinary or special dividend or distribution) distributed per share of a Basket Stock over the immediately preceding cash dividend or other cash distribution, if any, per share of such Basket Stock that did not include an Extraordinary Dividend (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) if such excess portion of the dividend or distribution is more than 5% of the Closing Price of such Basket Stock on the Trading Day preceding the “ex-dividend date” (that is, the day on and after which transactions in a Basket Stock on the primary organized securities exchange or trading system for such Basket Stock no longer carry the right to receive that cash dividend or other cash distribution) for the payment of such cash dividend or other cash distribution (such Closing Price, the “Base Closing Price”) and (c) the full cash value of any non-cash dividend or distribution per share of a Basket Stock (excluding Marketable Securities, as defined in paragraph 5 below).  Subject to the following sentence, if any cash dividend or distribution of such other property with respect to a Basket Stock includes an Extraordinary Dividend, the Multiplier with respect to such Basket Stock will be adjusted on the ex-dividend date so that the new Multiplier will equal the product of (i) the prior Multiplier and (ii) a fraction, the numerator of which is the Base Closing Price, and the denominator of which is the amount by which the Base Closing Price exceeds the

Extraordinary Dividend.  If an Extraordinary Dividend is at least 35% of the Base Closing Price, then, instead of adjusting the Multiplier as described above, the calculation of the basket value on any basket determination date occurring on or after the ex-dividend date will be determined as described in paragraph 5 below, and the Extraordinary Dividend will be allocated to Reference Basket Stocks in accordance with the procedures for a Reference Basket Event as described in clause (c)(ii) of paragraph 5 below.  The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination will be conclusive in the absence of manifest error.  A distribution on a Basket Stock described in clause (i), (iv) or (v) of the first sentence of paragraph 5 below shall cause an adjustment to the Multiplier pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 5, as applicable.

5.  Any of the following shall constitute a Reorganization Event:  (i) a Basket Stock is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by the issuer of such Basket Stock, (ii) the issuer of a Basket Stock or any surviving entity or subsequent surviving entity of the issuer of such Basket Stock (an “Issuer Successor”) has been subject to any merger, combination or consolidation and is not the surviving entity, (iii) the issuer of a Basket Stock or any Issuer Successor completes a statutory exchange of securities with another corporation (other than pursuant to clause (ii) above), (iv) the issuer of a Basket Stock is liquidated, (v) the issuer of a Basket Stock issues to all of its shareholders equity securities of an issuer other than the issuer of such Basket Stock (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “spinoff stock”) or (vi) the issuer of a Basket Stock or any Issuer Successor is the subject of a tender or exchange offer or going-private transaction on all of the outstanding shares of such Basket Stock.  If any Reorganization Event occurs, in each case as a result of which the holders of a Basket Stock receive any equity security listed on a national securities exchange or traded on the Nasdaq National Market (a “Marketable Security”), other securities or other property, assets or cash (collectively, “Exchange Property”), the Multiplier for such Basket Stock and/or any for any New Stock or Reference Basket Stock (each as defined below) on any Basket Valuation Date following the effective date for such Reorganization Event (or, if applicable, in the case of spinoff stock, the ex-dividend date for the distribution of such spinoff stock) will be determined in accordance with the following:

(a)  if such Basket Stock continues to be outstanding (if applicable, as reclassified upon the issuance of any tracking stock), the Multiplier in effect on such Basket Valuation Date (taking into account any adjustments for any distributions described under clause (c)(i) below); and

(b)  for each Marketable Security received in such Reorganization Event (each a “New Stock”), including the issuance of any tracking stock or spinoff stock or the receipt of any stock received in exchange for such Basket Stock, the number of shares of the New Stock received with respect to one share of the Basket Stock multiplied by the Multiplier in effect for such Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event (the “New Stock Multiplier”), as adjusted to such Basket Valuation Date (taking into account any adjustments for distributions described under clause (c)(i) below); and

(c) for any cash and any other property or securities other than Marketable Securities received in such Reorganization Event (the “Non-Stock Exchange Property”),

(i)  if the combined value of the amount of Non-Stock Exchange Property received per share of such Basket Stock, as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event (the “Non-Stock Exchange Property Value”), by holders of the Basket Stock is less than 25% of the Closing Price of the Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event, a number of shares of the Basket Stock, if applicable, and of any New Stock received in connection with such Reorganization Event, if applicable, in proportion to the relative Closing Prices of the Basket Stock and any such New Stock, and with an aggregate value equal to the Non-Stock Exchange Property Value multiplied by the Multiplier in effect for such Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event , based on such Closing Prices, in each case as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event; and the number of such shares of the Basket Stock or any New Stock determined in accordance with this clause (c)(i) will be added at the time of such adjustment to the Multiplier in subparagraph (a) above and/or the New Stock Multiplier in subparagraph (b) above, as applicable, or

(ii)  if the Non-Stock Exchange Property Value is equal to or exceeds 25% of the Closing Price of such Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event or, if the Basket Stock is surrendered exclusively for Non-Stock Exchange Property (in each case, a “Reference Basket Event”), an initially equal-dollar weighted basket of three Reference Basket Stocks (as defined below) with an aggregate value on the effective date of such Reorganization Event equal to the Non-Stock Exchange Property Value multiplied by the Multiplier in effect for such Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event.  The

“Reference Basket Stocks” will be the three stocks with the largest market capitalization among the stocks that then comprise the S&P 500 Index (or, if publication of such index is discontinued, any successor or substitute index selected by the Calculation Agent in its sole discretion) with the same primary Standard Industrial Classification Code (“SIC Code”) as the issuer of such Basket Stock; provided, however, that a Reference Basket Stock will not include any stock that is subject to a trading restriction under the trading restriction policies of Morgan Stanley or any of its affiliates that would materially limit the ability of Morgan Stanley or any of its affiliates to hedge the PLUS with respect to such stock (a “Hedging Restriction”); provided further that, if three Reference Basket Stocks cannot be identified from the S&P 500 Index by primary SIC Code for which a Hedging Restriction does not exist, the remaining Reference Basket Stock(s) will be selected by the Calculation Agent from the largest market capitalization stock(s) within the same Division and Major Group classification (as defined by the Office of Management and Budget) as the primary SIC Code as the issuer of such Basket Stock.  Each Reference Basket Stock will be assigned a Reference Basket Stock Multiplier equal to the number of shares of such Reference Basket Stock with a Closing Price on the effective date of such Reorganization Event equal to the product of (a) the Non-Stock Exchange Property Value, (b) the Multiplier in effect for such Basket Stock on the Trading Day immediately prior to the effective date of such Reorganization Event and (c) 0.3333333.

Following the allocation of any Extraordinary Dividend to Reference Basket Stocks pursuant to paragraph 4 above or any Reorganization Event described in this paragraph 5, the Basket Value on any Basket Valuation Date determined by the Calculation Agent will be an amount equal to:

(x) if applicable, the Closing Price of each Basket Stock times the Multiplier then in effect for such Basket Stock; and
(y) if applicable, for each New Stock, the Closing Price of such New Stock times the New Stock Multiplier then in effect for such New Stock; and
(z) if applicable, for each Reference Basket Stock, the Closing Price of such Reference Basket Stock times the Reference Basket Stock Multiplier then in effect for such Reference Basket Stock.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such

Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction).  In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any Reorganization Event referred to in paragraphs 4 or 5 above, (i) references to “Basket Stock” under “—Closing Price” and “—Market Disruption Event” shall be deemed to also refer to any New Stock or Reference Basket Stock, and (ii) all other references in this pricing supplement to “Basket Stock” shall be deemed to refer to, applicable, any New Stock or Reference Basket Stock and references to a “share” or “shares” of a Basket Stock shall be deemed to refer to the applicable unit or units of such Exchange Property, including any New Stock or Reference Basket Stock, unless the context otherwise requires.  The New Stock Multiplier(s) or Reference Basket Stock Multipliers resulting from any Reorganization Event described in paragraph 5 above or similar adjustment under paragraph 4 above shall be subject to the adjustments set forth in paragraphs 1 through 5 hereof.

If a Reference Basket Event occurs, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the occurrence of such Reference Basket Event and of the three Reference Basket Stocks selected as promptly as possible and in no event later than five Business Days after the date of the Reference Basket Event.

If a Closing Price for a Basket Stock is no longer available for a Basket Stock for whatever reason, including the liquidation of the issuer of such Basket Stock or the subjection of the issuer to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of such Basket Stock will equal zero for so long as no Closing Price is available.  There will be no substitution for any such Basket Stock.

No adjustment to any Multiplier for any Basket Stock (including for this purpose, any New Stock Multiplier or Reference Basket Stock Multiplier) will be required unless such adjustment would require a change of at least .1% in the Multiplier of such Basket Stock then in effect.  The Multiplier resulting from any of the adjustments specified above will be rounded to the nearest one billionth, with five ten-billionths rounded upward.  Adjustments to the Multipliers will be made up to and including the final scheduled Basket Valuation Date.

No adjustments to the Multiplier for any Basket Stock or method of calculating the Multiplier will be required other than those specified above.  The adjustments specified above do not cover all of the events that could affect the Closing Price of a Basket Stock, including, without limitation, a partial tender or exchange offer for a Basket Stock.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to any Multiplier for a Basket Stock, any New Stock Multiplier or Reference Basket Stock Multiplier or method of calculating the Non-Stock Exchange Property Value and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to any Multiplier, or to the method of calculating the Basket Value on any Basket Valuation Date made pursuant to paragraph 5 above, upon written request by any investor in the PLUS.

Basket Stocks; Public Information
All the issuers of Basket Stocks are registered under the Exchange Act.  Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”).  Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission.  The address of the Commission’s website is http://www.sec.gov.  Information provided to or filed with the Commission by each of the issuers of the Basket Stocks pursuant to the Exchange Act can be located by reference to its respective Commission file number, set forth below.  In addition, information regarding the issuers of the Basket Stocks may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

Adobe Systems Incorporated offers a line of creative, business and mobile software and services. Its Commission file number is 000-15175.

Apple Inc. designs, manufactures and markets personal computers, portable digital music players and mobile communication devices and sells a variety of related software, services, peripherals and networking solutions.  Its Commission file number is 000-10030.

The Goldman Sachs Group, Inc. provides investment banking, securities and investment management services. Its Commission file number is 001-14965.

The Home Depot, Inc. is a home improvement retailer. Its Commission file number is 001-08207.
KB Home is a homebuilder that constructs and sells homes through its operating divisions. Its Commission file number is 001-09195.
Research In Motion Limited is a designer, manufacturer and marketer of mobile communications products. Its Commission file number is 000-29898.

This pricing supplement relates only to the PLUS offered hereby and does not relate to the Basket Stocks or other securities of the issuers of the Basket Stocks.  We have derived all disclosures contained in this pricing supplement regarding the issuers of the Basket Stocks from the publicly available documents described in the preceding paragraphs.  In connection with the offering of the PLUS, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the issuers of the Basket Stocks in connection with the offering of the PLUS.  Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding the issuers of the Basket Stocks is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraphs) that would affect the trading prices of the Basket Stocks (and therefore the multipliers for the Basket Stocks at the time we priced the PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the issuers of the Basket Stocks could affect the value received at maturity with respect to the PLUS and therefore the trading prices of the PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of any of the Basket Stocks or the Basket as a whole.

We and/or our affiliates may presently or from time to time engage in business with the issuers of the Basket Stocks, including extending loans to, or making equity investments in, the issuers of the Basket Stocks or providing advisory services to the issuers of the Basket Stocks, including merger and acquisition advisory services.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to the issuers of the Basket Stocks, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the issuers of the Basket Stocks, and these reports may or may not recommend that investors buy or hold the Basket Stocks.  As a prospective purchaser of the PLUS, you should undertake an independent investigation of the issuers of the Basket Stocks as in your judgment is appropriate to make an informed decision with respect to an investment in the Basket Stocks.

Historical Information
The following tables set forth the published high and low Closing Prices for each Basket Stock during 2005, 2006, 2007 and 2008 through March 13, 2008.  The Closing Price on March 13, 2008 was, in the case of Adobe Systems Incorporated, $33.30, in the case of Apple Inc., $127.94, in the case of The Goldman Sachs Group, Inc., $165.44, in the case of The Home Depot, Inc., $26.48, in the case of KB Home, $24.33, and in the case of Research in Motion Limited, $105.65.  We obtained the information in the tables below from Bloomberg Financial Markets, and we believe such information to be accurate.

The historical prices of the Basket Stocks should not be taken as an indication of future performance, and no assurance can be given as to the level of the Basket Stocks on the Basket Valuation Date.  The Basket Value may be lower on the Basket Valuation Date than on the date of this pricing supplement so that you will receive less than the $10 principal amount of the PLUS at maturity.  We cannot give you any assurance that the Basket Value will increase so that at maturity you receive a payment in excess of the principal amount of PLUS.  Nor can we give you any assurance that the Final Basket Value will not increase beyond 148% of the Initial Basket Value, in which case you will only receive the Maximum Payment at Maturity.  Because your return is linked to the value of the Basket Stocks at maturity, there is no guaranteed return of principal.

If the Final Basket Value is less than the Initial Basket Value, you will lose money on your investment.

Adobe	High	Low	Dividends
(CUSIP 00724F101)
2005
First Quarter	33.91	27.70	0.00625
Second Quarter	34.20	27.39	0.00625
Third Quarter	30.11	25.91	-
Fourth Quarter	38.48	28.29	-
2006
First Quarter	40.51	34.95	-
Second Quarter	39.45	27.85	-
Third Quarter	38.33	26.47	-
Fourth Quarter	42.81	36.75	-
2007
First Quarter	43.30	37.52	-
Second Quarter	44.58	39.84	-
Third Quarter	43.83	38.75	-
Fourth Quarter	48.00	40.82	-
2008
First Quarter (through March 13, 2008)	41.79	31.94

Historical prices with respect to Adobe have been adjusted for a two-for-one stock split that was effected on May 23, 2005.  The issuer makes no representation as to the amount of dividends, if any, that Adobe will pay in the future.  In any event, as an investor in the Basket Stocks, you will not be entitled to receive dividends, if any, that may be payable on Adobe stock.

Adobe Closing Prices January 1, 2005 to March 13, 2008

Apple	High	Low	Dividends
(CUSIP 037833100)
2005
First Quarter	45.07	31.65	-
Second Quarter	43.74	34.13	-
Third Quarter	53.84	36.50	-
Fourth Quarter	74.98	49.25	-
2006
First Quarter	85.59	58.71	-
Second Quarter	71.89	56.02	-
Third Quarter	77.61	50.67	-
Fourth Quarter	91.81	73.23	-
2007
First Quarter	97.10	83.27	-
Second Quarter	125.09	90.24	-
Third Quarter	154.50	117.05	-
Fourth Quarter	199.83	153.76	-
2008
First Quarter (through March 13, 2008)	194.93	119.15	-

Historical prices with respect to Apple stock have been adjusted for a two-for-one stock split that was effected on February 25, 2005.  The issuer makes no representation as to the amount of dividends, if any, that Apple will pay in the future.  In any event, as an investor in the Basket Stocks, you will not be entitled to receive dividends, if any, that may be payable on Apple stock.

Apple Closing Prices January 1, 2005 to March 13, 2008

Goldman Sachs	High	Low	Dividends
(CUSIP 38141G104)
2005
First Quarter	112.80	102.86	0.25
Second Quarter	113.53	95.50	0.25
Third Quarter	121.58	102.71	0.25
Fourth Quarter	134.12	113.18	0.25
2006
First Quarter	156.96	127.04	0.25
Second Quarter	168.55	138.50	0.35
Third Quarter	170.00	140.10	0.35
Fourth Quarter	205.10	170.69	0.35
2007
First Quarter	220.94	190.00	0.35
Second Quarter	233.64	205.65	0.35
Third Quarter	224.55	164.90	0.35
Fourth Quarter	247.92	201.51	0.35
2008
First Quarter (through March 13, 2008)	207.78	155.58	0.35

The issuer makes no representation as to the amount of dividends, if any, that Goldman Sachs will pay in the future.  In any event, as an investor in the Basket Stocks, you will not be entitled to receive dividends, if any, that may be payable on Goldman Sachs stock.

Goldman Sachs Closing Prices January 1, 2005 to March 13, 2008

KB Home	High	Low	Dividends
(CUSIP 48666K109)
2005
First Quarter	63.19	49.33	0.1875
Second Quarter	77.25	54.49	0.1875
Third Quarter	84.40	69.87	0.1875
Fourth Quarter	75.55	61.37	0.1875
2006
First Quarter	81.66	62.18	0.25
Second Quarter	67.75	42.26	0.25
Third Quarter	46.78	39.03	0.25
Fourth Quarter	53.49	41.92	0.25
2007
First Quarter	55.64	42.67	0.25
Second Quarter	47.06	39.37	0.25
Third Quarter	39.07	24.09	0.25
Fourth Quarter	29.90	18.92	0.25
2008
First Quarter (through March 13, 2008)	28.75	16.78	0.25

Historical prices with respect to KB Home stock have been adjusted for a two-for-one stock split that was effected on April 28, 2005.  The issuer makes no representation as to the amount of dividends, if any, that KB Home will pay in the future.  In any event, as an investor in the Basket Stocks, you will not be entitled to receive dividends, if any, that may be payable on KB Home stock.

KB Home Closing Prices January 1, 2005 to March 13, 2008

Home Depot	High	Low	Dividends
(CUSIP 437076102)
2005
First Quarter	43.10	37.69	0.1
Second Quarter	40.34	35.09	0.1
Third Quarter	43.95	37.85	0.1
Fourth Quarter	42.58	37.68	0.1
2006
First Quarter	43.81	38.73	0.225
Second Quarter	42.65	35.79	0.15
Third Quarter	37.22	33.13	0.15
Fourth Quarter	40.16	35.76	0.15
2007
First Quarter	41.76	36.74	0.225
Second Quarter	40.03	36.79	0.225
Third Quarter	40.94	32.44	0.225
Fourth Quarter	34.22	25.94	0.225
2008
First Quarter (through March 13, 2008)	30.64	24.71	0.225

The issuer makes no representation as to the amount of dividends, if any, that Home Depot will pay in the future.  In any event, as an investor in the Basket Stocks, you will not be entitled to receive dividends, if any, that may be payable on Home Depot stock.

Home Depot Closing Prices January 1, 2005 to March 13, 2008

Research In Motion	High	Low	Dividends
(CUSIP 760975102)
2005
First Quarter	27.71	20.21	-
Second Quarter	27.94	21.20	-
Third Quarter	27.20	22.67	-
Fourth Quarter	22.77	19.13	-
2006
First Quarter	29.57	21.42	-
Second Quarter	28.76	20.68	-
Third Quarter	34.22	20.79	-
Fourth Quarter	47.19	33.34	-
2007
First Quarter	48.92	40.40	-
Second Quarter	66.66	43.76	-
Third Quarter	99.86	65.92	-
Fourth Quarter	133.03	96.26	-
2008
First Quarter (through March 13, 2008)	113.71	84.10	-

Historical prices with respect to Research in Motion stock has been adjusted for a two-for-one stock split that was effected on August 20, 2007.  The issuer makes no representation as to the amount of dividends, if any, that Research in Motion will pay in the future.  In any event, as an investor in the Basket Stocks, you will not be entitled to receive dividends, if any, that may be payable on Research in Motion stock.

Research in Motion Closing Prices January 1, 2005 to March 13, 2008

We make no representation as to the amount of dividends, if any, that the issuers of the Basket Stocks will pay in the future.  In any event, as an investor in the PLUS, you will not be entitled to receive dividends, if any, that may be payable on the Basket Stocks.

Historical Graph
The following graph shows the historical daily values for a basket composed of the Basket Stocks, using the actual Multipliers that would have applied had the basket been set on January 3, 2005.  The graph covers the period from January 3, 2005 through March 13, 2008.  The historical performance of the Basket cannot be taken as an indication of its future performance.

Historical Basket Value January 3, 2005 through March 13, 2008

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the PLUS.  The original issue price of the PLUS includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the PLUS and the cost of hedging our obligations under the PLUS.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the day we priced the PLUS for initial sale to the public, we, through our subsidiaries or others, hedged our exposure in connection with the PLUS by taking positions in the Basket Stocks and in options contracts on the Basket Stocks that are listed on major securities markets.  Such purchase activity could have increased the prices of the Basket Stocks, and, therefore, increased the prices at which the Basket Stocks must close on the Basket Valuation Date before you would receive at maturity a payment that exceeds the principal amount of the PLUS.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the PLUS by purchasing and selling Basket Stocks, futures or options contracts on the Basket Stocks that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Basket Valuation Date.  We cannot give any assurance that our hedging activities will not affect the value of the Basket Stocks and, therefore, adversely affect the value of the PLUS or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution
Under the terms and subject to conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the Aggregate Principal Amount of PLUS set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the PLUS directly to the public at the public offering price set forth on the cover page of this pricing supplement.  The Agent may allow a concession not in excess of the applicable sales commission to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG; provided that concessions allowed to dealers in connection with the offering may be reclaimed by the Agent, if, within 30 days of the offering, the Agent repurchases the PLUS distributed by such dealers.  After the initial offering of the PLUS, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the PLUS against payment therefor in New York, New York on March 20, 2008, which will be the fifth scheduled Business Day following the Pricing Date.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade PLUS more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the PLUS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the PLUS.  Specifically, the Agent may sell more PLUS than it is obligated to purchase in connection with the offering, creating a naked short position in the PLUS for its own account.  The Agent must close out any naked short position by purchasing the PLUS in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the PLUS in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, PLUS in the open market to stabilize the price of the PLUS.  Any of these activities may raise or maintain the market price of the PLUS above independent market levels or prevent or retard a decline in the market price of the PLUS.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of PLUS.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the PLUS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the PLUS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the PLUS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the PLUS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the PLUS.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the PLUS to the public in Hong Kong as the PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the PLUS nor make the PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement, the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));
(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
ERISA Matters for Pension Plans
and Insurance Companies
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (a “Plan”) should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) provides a limited exception for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption).

Because we may be considered a party in interest with respect to many Plans, the PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company).  Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available.  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the PLUS have exclusive responsibility for ensuring that their purchase, holding and disposition of the PLUS do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

United States Federal Income Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the PLUS issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the PLUS. This discussion applies only to initial investors in the PLUS who:
• purchase the PLUS at their “issue price”; and
• will hold the PLUS as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).
This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:
• certain financial institutions;
• insurance companies;
• dealers in securities, commodities, or foreign currencies;
• investors holding the PLUS as part of a hedging transaction, “straddle,” conversion transaction, integrated transaction, or a constructive sale transaction;
• U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;

• real estate investment trusts;
• tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively;
• persons liable for the alternative minimum tax;
• nonresident alien individuals who have lost their U.S. citizenship or who have ceased to be taxed as U.S. resident aliens; or
• Non-U.S. Holders, as defined below, for whom income or gain in respect of the PLUS is effectively connected with the conduct of a trade or business in the United States.

We will not attempt to ascertain whether the issuer of any stock to which this PLUS relates is treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code or as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code.  If any of the issuers of such stock were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. Holder in the case of a PFIC and to a Non-U.S. Holder in the case of a USRPHC, upon the sale, exchange or settlement of the PLUS.  You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of such stock and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC or USRPHC.

As the law applicable to the U.S. federal income taxation of instruments such as the PLUS is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the PLUS should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Under current law, the PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  Due to the absence of statutory, judicial or administrative authorities that directly address the characterization or treatment of the PLUS or instruments that are similar to the PLUS for U.S. federal income tax purposes, no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described herein.  Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the PLUS (including alternative characterizations of the PLUS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the characterization and treatment of the PLUS described above.

Tax Consequences to U.S. Holders
As used herein, the term “U.S. Holder” means a beneficial owner of a PLUS that is, for U.S. federal income tax purposes:
• a citizen or resident of the United States;
• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or
• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
The term “U.S. Holder” also includes certain former citizens and residents of the United States.
Tax Treatment of the PLUS
Assuming the characterization of the PLUS as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange, as described below.

Tax Basis. A U.S. Holder’s tax basis in the PLUS should equal the amount paid by the U.S. Holder to acquire the PLUS.

Sale, Exchange or Settlement at Maturity.  Upon a sale, exchange or settlement of the PLUS at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the PLUS sold, exchanged or settled.  Any capital gain or loss recognized upon sale, exchange or settlement of a PLUS should be long-term capital gain or loss if the U.S. Holder has held the PLUS for more than one year at such time.

Possible Alternative Tax Treatments of an Investment in the PLUS

Due to the absence of authorities that directly address the proper characterization and treatment of the PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a PLUS under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the IRS were successful in asserting that the Contingent Debt Regulations applied to the PLUS, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount on the PLUS every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the PLUS would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the PLUS, other alternative federal income tax characterizations or treatments of the PLUS are also possible, which if applied could also affect the timing and character of the income or loss with respect to the PLUS.  It is possible, for example, that a PLUS could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue original issue discount as income on a current basis.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  Accordingly, prospective investors should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the PLUS and the proceeds from a sale or other disposition of the PLUS, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders
This section only applies to you if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a PLUS that is, for U.S. federal income tax purposes:
• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign trust or estate.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes.  Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a PLUS.

Tax Treatment upon Sale, Exchange or Settlement of the PLUS

In general.  Assuming the characterization of the PLUS as set forth above is respected, and subject to the above discussion of Section 897 of the Code, a Non-U.S. Holder of the PLUS will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Possible Alternative Tax Treatments of an Investment in the PLUS.  If all or any portion of a PLUS were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the PLUS would not be subject to U.S. federal withholding tax, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
• the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and
• the certification requirement described below has been fulfilled with respect to the beneficial owner.

The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a PLUS (or a financial institution holding a PLUS on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, in which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

However, among the issues addressed in the notice described in “Tax Consequences to U.S. Holders – Possible Alternative Tax Treatments of an Investment in the PLUS” is the degree, if any, to which any income (including any mandated accruals) realized by non-U.S. investors with respect to instruments such as the PLUS should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the PLUS, possibly with retroactive effect.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including the possible implications of this notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the PLUS are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of investing in the PLUS.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the PLUS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the PLUS” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.